Exhibit 99.1

NEWS RELEASE

NOBLE ENERGY COMMENCES TENDER OFFER

FOR ITS 8.25% SENIOR NOTES DUE 2019

HOUSTON (August 8, 2017) – Noble Energy, Inc. (NYSE: NBL) (“Noble Energy” or “the Company”) announced today that it has commenced a cash tender offer for any and all of its $1 billion 8.25% senior notes due 2019 (“the 2019 notes”). The tender offer is being made on the terms and subject to the conditions set forth in the offer to purchase dated August 8, 2017 and the related letter of transmittal and notice of guaranteed delivery.

The tender offer will expire at 5:00 p.m., New York City time, on August 14, 2017, unless extended or earlier terminated as described in the offer to purchase (such time and date, as they may be extended, the “Expiration Time”). Holders of the 2019 notes who validly tender (and do not validly withdraw) their notes prior to the Expiration Time, or who deliver to the depositary and information agent a properly completed and duly executed notice of guaranteed delivery in accordance with the instructions described in the offer to purchase, will be eligible to receive in cash the Tender Offer Consideration described below.

Title of Security	CUSIP / ISIN	Outstanding Principal Amount	U.S. Treasury Reference Security	Bloomberg Reference Page	Fixed Spread
8.25% Senior Notes due 2019	655044AD7 US655044AD79	$1,000,000,000	1.375% UST due 07/31/19	FIT1	+50 bps

The “Tender Offer Consideration” for each $1,000 principal amount of the 2019 notes validly tendered and accepted for purchase pursuant to the tender offer will be determined in the manner described in the offer to purchase by reference to a fixed spread specified for the 2019 notes (the “Fixed Spread”) specified in the table above plus the yield based on the bid-side price of the U.S. Treasury Reference Security specified in the table above at 2:00 p.m., New York City time, on August 14, 2017, unless extended or earlier terminated.

Holders will also receive accrued and unpaid interest on the 2019 notes validly tendered and accepted for purchase from the March 1, 2017 interest payment date up to, but not including, the date the Company makes payment for such 2019 notes, which date is anticipated to be August 15, 2017 (the “Settlement Date”).

Tendered notes may be withdrawn at any time at or prior to the Expiration Time. The Company reserves the right to terminate, withdraw or amend the tender offer at any time, subject to applicable law.

The tender offer is subject to the satisfaction or waiver of certain conditions, including receipt by the Company of proceeds from a proposed debt financing on terms reasonably satisfactory to the Company that generates net proceeds in an amount that is sufficient to effect the repurchase of the 2019 notes validly tendered and accepted for purchase pursuant to the tender offer. If any 2019 notes remain outstanding after the consummation of the tender offer, the Company expects (but is not obligated) to redeem such notes in accordance with the terms and conditions set forth in the related indenture.

The Company has engaged Citigroup to act as dealer manager in connection with the tender offer, and has appointed Global Bondholder Services Corporation (“GBS”) to serve as the depositary and information agent for the tender offer.

For additional information regarding the terms of the tender offer, please contact Citigroup at (800) 558-3745 (toll-free) or (212) 723-6106 (collect). Questions regarding the tender offer should be directed to GBS at (212) 430-3774 (banks and brokers) or (866) 470-3700 (all others).

The complete terms and conditions of the tender offer are described in the offer to purchase and the related letter of transmittal and notice of guaranteed delivery. These documents are available at http://www.gbsc-usa.com/Noble/ and may also be obtained by contacting GBS by telephone.

None of the Company, its board of directors, the dealer manager, GBS or the trustee for the notes, or any of their respective affiliates, is making any recommendation as to whether holders should tender any 2019 notes in response to the tender offer. Holders must make their own decision as to whether to tender any of their 2019 notes and, if so, the principal amount of 2019 notes to tender.

This announcement is not an offer to purchase or a solicitation of an offer to sell any securities and shall not constitute a notice of redemption under the indenture governing the 2019 notes. The tender offer is being made solely by means of the offer to purchase and the related letter of transmittal.

Noble Energy (NYSE: NBL) is an independent oil and natural gas exploration and production company with a diversified high-quality portfolio of both U.S. unconventional and global offshore conventional assets spanning three continents. Founded more than 80 years ago, the company is committed to safely and responsibly delivering our purpose: Energizing the World, Bettering People’s Lives®. For more information, visit www.nblenergy.com.

Forward Looking Statements

This news release contains certain “forward-looking statements” within the meaning of federal securities laws. Words such as “anticipates”, “believes”, “expects”, “intends”, “will”, “should”, “may”, and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Noble Energy’s current views about future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, without limitation, the effects of global, national and regional economic and market conditions, changes in the financial markets and interest rates, the volatility in commodity prices for crude oil and natural gas, the ability to consummate the tender offer or redemption and other risks inherent in Noble Energy’s businesses that are discussed in Noble Energy’s most recent annual report on Form 10-K and in other Noble Energy reports on file with the Securities and Exchange Commission. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Energy does not assume any obligation to update any forward-looking statements should circumstances or management’s estimates or opinions change.

Investor Contacts:

Brad Whitmarsh

(281) 943-1670

brad.whitmarsh@nblenergy.com

Megan Repine

(832) 639-7380

megan.repine@nblenergy.com

Megan Dolezal

(281) 943-1861

megan.dolezal@nblenergy.com

Media Contacts:

Reba Reid

(713) 412-8441

media@nblenergy.com

Deena McMullen

(281) 943-1732

media@nblenergy.com